Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:
Integrated Corporate Relations
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

CARIBOU COFFEE REPORTS SECOND QUARTER 2006 RESULTS AND
INTRODUCES UPDATED 2006 GUIDANCE
MINNEAPOLIS, MINNESOTA, AUGUST 3, 2006. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for second quarter 2006 (thirteen weeks ended July 2, 2006.)
HIGHLIGHTS FOR THE SECOND QUARTER OF 2006 INCLUDE:
•	Total net sales grew 18% to $56.6 million compared to the second quarter of 2005

•	Opened 13 company-owned coffeehouses and six licensed coffeehouses

•	“Other Sales” increased 120% compared to the second quarter of 2005
Michael Coles, Chairman, CEO and President commented, “We continued to increase total net sales in the second quarter and the six month period by 18% and 21%, respectively. We intend to continue to drive sales with company-owned coffeehouse openings, new products and sales initiatives. In addition, we have recently announced plans to file a Uniform Franchise Offering Circular (“UFOC”) in August 2006 with the intent to grow both domestically and internationally through licensing.”
SECOND QUARTER 2006 RESULTS
Total net sales increased $8.7 million, or 18%, to $56.6 million for the thirteen weeks ended July 2, 2006 from $47.9 million for the thirteen weeks ended July 3, 2005. This increase is primarily attributable to the opening of 86 new company-owned coffeehouses during the last twelve months. “Other Sales” increased by $1.3 million, or 120% to $2.4 million for the thirteen weeks ended July 2, 2006 from $1.1 million for the thirteen weeks ended July 3, 2005, as a result of an increase in club store, mass merchandiser, grocery and office coffee service sales. This increase was due to growth in our existing accounts and new accounts added during the last twelve months.
Comparable coffeehouse sales decreased 4% for the thirteen weeks ended July 2, 2006 compared with the same thirteen weeks in the prior year. During the thirteen weeks ended July 3, 2005 comparable coffeehouse sales increased 8% when compared to the thirteen weeks ended June 27, 2004. Licensed coffeehouses are not included in the comparable coffeehouse sales calculations.
The Company recognized $0.1 million of compensation expense related to the implementation of FAS 123(R) for stock based compensation during the thirteen weeks ended July 2, 2006.
The Company recognized $0.3 million of closing expense and disposal of assets or ($0.01) per share during the thirteen weeks ended July 2, 2006.
Adjusted EBITDA decreased $0.2 million to $3.6 million during the thirteen weeks ended July 2, 2006 from $3.8 million during the thirteen weeks ended July 3, 2005. (EBITDA and Adjusted EBITDA are non-GAAP measures. See EBITDA reconciliation at the end of this release.)
     The Company’s net loss for the thirteen weeks ended July 2, 2006 decreased $0.3 million to a net loss of $2.4 million or ($0.12) per share from a net loss of $2.7 million or ($0.19) per share for the thirteen weeks ended July 3, 2005. The decrease in the net loss is largely due to a one-time charge of $1.7 million recorded in 2005 in connection with entering into an amended and restated employment agreement with our Chief Executive Officer.
2006 OUTLOOK
For the second half of fiscal year 2006, Caribou Coffee expects comparable coffeehouse sales to be in the range of 0% to 3%. For fiscal year 2006, Caribou Coffee expects comparable coffeehouse sales to be in the range of (1%) to 1%. New coffeehouse openings in fiscal year 2006 are projected to be between 80 and 90 of which 60 to 65 will be company-owned and the remainder will be licensed coffeehouses. The vast majority of the new company-owned coffeehouses are expected to open in existing markets, but we do plan on entering the Kansas City market in the third quarter 2006.
Adjusted EBITDA for fiscal year 2006 is estimated to be in the range of $15.0 million to $17.0 million, while the net loss is estimated to be in the range of ($9.5) million to ($7.5) million. The loss per share for fiscal year 2006 is estimated to be in the range of ($0.50) to ($0.40). (Note that adjusted EBITDA, net loss and EPS projections include the impact of stock option expense as per FAS 123R). Included in the above EPS guidance for fiscal year 2006 is ($0.03) per share for stock option expense associated with the adoption of FAS 123R.
CONFERENCE CALL
Caribou Coffee will host a conference call today, Thursday August 3, 2006, at 4:30pm Eastern Time to discuss these results. Hosting the call will be Michael Coles, Chairman of the Board, Chief Executive Officer and President, and George Mileusnic, Chief Financial Officer. The call will be webcast live from the Company’s website at www.cariboucoffee.com. The webcast link will be available under the investor relations section. If you are unable to join the call, a replay will be available beginning at 7:30pm Eastern Time and can be accessed by dialing toll-free 1-800-642-1687 or international callers 1-706-645-9291 and enter pin number 3565559.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of July 2, 2006, Caribou Coffee had 416 coffeehouses, including eleven licensed locations. Caribou Coffee’s coffeehouses are located in 16 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 3,	July 2,	July 3,	July 2,
	2005	2006	2005	2006
	(Unaudited)
Coffeehouse sales	$46,833,925	$54,210,429	$90,831,786	$107,494,251
Other sales	1,080,014	2,373,564	2,121,832	5,055,954

Total net sales	47,913,939	56,583,993	92,953,618	112,550,205
Cost of sales and related occupancy costs	19,371,860	23,764,186	37,416,701	47,030,254
Operating expenses	19,404,425	23,107,034	37,776,602	46,207,890
Opening expenses	469,502	367,303	777,821	782,554
Depreciation and amortization	3,659,774	5,265,173	7,346,712	10,070,406
General and administrative expenses	7,014,999	6,239,910	11,615,951	12,341,088
Closing expense and disposal of assets	119,771	263,391	120,668	271,389

Operating loss	(2,126,392)	(2,423,004)	(2,100,837)	(4,153,376)
Other income (expense):
Other income	173,406	241,615	366,849	564,565
Interest income	25,613	133,389	26,978	320,392
Interest expense	(488,104)	(186,096)	(912,337)	(333,838)

Loss before provision for income taxes and minority interest	(2,415,477)	(2,234,096)	(2,619,347)	(3,602,257)
Provision for income taxes	150,000	135,317	301,323	282,356

Loss before minority interest	(2,565,477)	(2,369,413)	(2,920,670)	(3,884,613)
Minority interest	103,044	15,740	185,066	72,605

Net loss	$(2,668,521)	$(2,385,153)	$(3,105,736)	$(3,957,218)

Basic and diluted net loss per share	$(0.19)	$(0.12)	$(0.23)	$(0.21)

Basic and diluted weighted average number of shares outstanding	13,806,753	19,280,806	13,804,387	19,277,454

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 1,	July 2,
	2006	2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,846,111	$18,498,527
Accounts receivable (net of allowance for doubtful accounts of approximately $237,595 and $13,943 at January 1, 2006 and July 2,2005)	1,137,120	1,266,520
Other receivables	2,260,254	1,030,593
Income tax receivable	135,750	—
Inventories	11,182,512	10,196,390
Prepaid expenses and other current assets	1,251,555	1,613,617

Total current assets	49,813,302	32,605,647
Property and equipment, net of accumulated depreciation and amortization	96,022,720	98,148,226
Notes receivable	64,531	56,472
Restricted cash	321,030	315,352
Other assets	1,738,717	1,544,345

Total assets	$147,960,300	$132,670,042

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,553,743	$7,683,888
Accrued compensation	5,462,657	4,826,808
Accrued expenses	8,504,552	6,481,300
Deferred revenue	8,165,260	5,416,556

Total current liabilities	36,686,212	24,408,552
Revolving credit facility	—	—
Asset retirement liability	760,997	811,921
Deferred rent liability	10,485,177	11,254,000
Deferred revenue	2,964,000	2,912,000
Minority interests in affiliates	138,159	126,191

Total long term liabilities	14,348,333	15,104,112
Commitments and contingencies Shareholders’ equity:
Preferred stock, par value $.01, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000,000 shares authorized; 19,269,133 and 19,283,759 shares issued and outstanding at January 1, 2006 and July 2, 2006, respectively	192,699	192,838
Treasury stock	(9,011)	—
Additional paid-in capital	121,626,855	121,806,546
Accumulated deficit	(24,884,788)	(28,842,006)

Total shareholders’ equity	96,925,755	93,157,378

Total liabilities and shareholders’ equity	$147,960,300	$132,670,042

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA and Adjusted EBITDA.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 3, 2005	July 2, 2006	July 3, 2005	July 2, 2006
	(Thousands)
Net loss	$(2,669)	$(2,385)	$(3,106)	$(3,957)
Interest expense	488	186	912	334
Interest income	(26)	(133)	(27)	(320)
Depreciation and amortization(1)	4,091	5,766	8,196	11,048
Provision for income taxes	150	135	301	282

EBITDA	2,034	3,569	6,276	7,387
Amendment of employment agreement	1,738	—	1,738	—

Adjusted EBITDA	$3,772	$3,569	$8,014	$7,387

(1)	Includes depreciation and amortization associated with our headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on our statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes. Adjusted EBITDA may be different from EBITDA due to one-time nonrecurring costs or charges. For the thirteen and twenty-six weeks ending July 3, 2005, we adjusted net income for a one-time compensation charge associated with amending the terms of our Chief Executive Officer’s employment agreement.
The following is a reconciliation of the Company’s projected fiscal year 2006 net loss to adjusted EBITDA.

		Range of Guidance
		($ in millions)
Net loss	$(9.5)	to	$(7.5)
Interest expense	0.7	to	0.7
Interest income	(0.7)	to	(0.7)
Depreciation and amortization(1)	24.2	to	24.2
Income taxes	0.3	to	0.3
EBITDA/ adjusted EBITDA	$15.0	to	$17.0
Caribou Coffee uses EBITDA and Adjusted EBITDA:
•	As measurements of operating performance because they assist management in comparing our operating performance on a consistent basis as they remove the impact of items not directly resulting from the coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand our business.
     EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA and Adjusted EBITDA: (a) do not represent net income or cash flows from operating activities as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or our other financial information as determined under GAAP.
     The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Caribou Coffee’s presentation of Adjusted EBITDA should not be construed as an implication that our future results will be unaffected by unusual or non-recurring items.
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